Exhibit 99.1

CBA FLORIDA, INC. ANNOUNCES INITIAL CASH LIQUIDATING DISTRIBUTION

$0.0062 per share to be paid on or about June 30, 2020

LAS VEGAS, NV / ACCESSWIRE / June 16, 2020 / CBA Florida, Inc. (www.cbafloridainc.com) (OTC PINK: CBAI) (“CBAI” or the “Company”) today announced that its Board of Directors (the “Board”) has approved an initial liquidating cash distribution of $0.0062 per share. The distribution will be paid on or about June 30, 2020. The Board has fixed the close of business on June 26, 2020 as the record date for determining shareholders entitled to receive the initial liquidating distribution. The Company intends to file articles of dissolution with the Florida Department of State Division of Corporations on June 26, 2020, the record date for the initial liquidating distribution. In connection with the effectiveness of the articles of dissolution, CBAI will close its stock transfer books and discontinue recording transfers of common stock, effective as of 5:00 p.m. Eastern Time on June 26, 2020. As a result, the common stock, and stock certificates evidencing the shares of common stock, will no longer be assignable or transferable on the Company's books, other than transfers by will, intestate succession or operation of law.

Subject to uncertainties inherent in the winding up of the Company, CBAI may make one or more additional liquidating distributions. However, no assurances can be made as to the ultimate amounts to be distributed, if any, or the timing of any such distributions.

David Sandberg, CBAI’s Chairman, stated, “After what has been a long and active process since the Company’s largest shareholder, Red Oak Partners, LLC (“Red Oak”), invested in the Company in April 2015, the Board is pleased to approve an initial liquidating distribution to shareholders. At the time of Red Oak’s investment into the Company five years ago, the Company was in a tenuous leverage position post litigation, a competitor was seeking to take over the Company, EBITDA was set to decline dramatically as customers discontinued orders for what was then a profitable tissue business, and the core cord blood processing and storage business was in near run-off with minimal new customer growth. Facing the prospects of negative EBITDA and cash flow, the Board quickly reduced operating costs including the outsourcing of all lab and storage functions for new customers and initiated a process to monetize assets in order to maximize shareholder value. While we attempted to sell the company via a stock purchase deal, the best value for shareholders came from the sale of substantially all of the Company’s assets, which we closed on over two years ago. Subsequent to the close of the asset sale, the Board attempted to sell the remaining shell of the Company with its cash (and minimal usable net operating losses), but we were unable to execute a transaction that provided more value to shareholders than a liquidation and dissolution process. Accordingly, we intend to file articles of dissolution, substantially in the form as were recently approved by our shareholders. I would personally like to thank Anthony Snow for his work as President of CBAI, and to thank our Board, employees, and advisors for their hard work that has enabled this positive outcome for shareholders. This initial per-share liquidating distribution amount is more than triple the share price where Red Oak (and others who invested at that time) invested in the Company, and frankly represents a successful outcome for shareholders versus what we believe the outcome would have been had Red Oak not invested in the Company. Although we are hopeful that there will be additional liquidating distributions issued going forward, the Board cannot commit to this until the dissolution process has more fully run its course.”

About CBA Florida, Inc.

CBA Florida, Inc., formerly Cord Blood America, Inc., does not currently have any active business operations and consists of the cash, receivables, and liabilities remaining post-closing of the sale of substantially all of the Company’s assets.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. The Company uses words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. These statements are based largely on the Company’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its continuing limited operations, as well as liabilities and third-party claims currently existing or which may arise in the future. The Company encourages you to review other factors that may affect its future results in its filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:

Anthony Snow
asnow@cbafloridainc.com